Filed Pursuant to Rule 424(b)(3)
Registration No. 333-222533

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 2 DATED MAY 1, 2019
TO THE PROSPECTUS DATED APRIL 3, 2019

This supplement No. 2 is part of the prospectus of Jones Lang LaSalle Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this supplement No. 2 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose:

•	the acquisition of Fremont Distribution Center, and

•	the recent share pricing information.
Acquisition
On March 29, 2019, we acquired Fremont Distribution Center, a two-building industrial center located in Fremont California. The gross purchase price was approximately $47 million.

Recent Share Pricing Information
Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from April 1 to April 30, 2019, for each of our classes of common stock:

Date	NAV per Share
	Class A	Class M	Class A-I	Class M-I	Class D (1)
April 1, 2019	$12.12	$12.14	$12.15	$12.14	$12.12
April 2, 2019	$12.12	$12.14	$12.15	$12.14	$12.13
April 3, 2019	$12.12	$12.14	$12.15	$12.14	$12.13
April 4, 2019	$12.12	$12.14	$12.15	$12.15	$12.13
April 5, 2019	$12.12	$12.14	$12.15	$12.15	$12.13
April 8, 2019	$12.12	$12.14	$12.15	$12.15	$12.13
April 9, 2019	$12.12	$12.14	$12.15	$12.15	$12.13
April 10, 2019	$12.12	$12.14	$12.15	$12.15	$12.13
April 11, 2019	$12.12	$12.14	$12.15	$12.15	$12.13
April 12, 2019	$12.12	$12.15	$12.15	$12.15	$12.13
April 15, 2019	$12.13	$12.15	$12.16	$12.16	$12.14
April 16, 2019	$12.13	$12.15	$12.16	$12.16	$12.14
April 17, 2019	$12.13	$12.15	$12.16	$12.16	$12.14
April 18, 2019	$12.14	$12.16	$12.17	$12.17	$12.15
April 22, 2019	$12.14	$12.16	$12.17	$12.17	$12.15
April 23, 2019	$12.16	$12.18	$12.19	$12.19	$12.17
April 24, 2019	$12.16	$12.18	$12.19	$12.19	$12.17
April 25, 2019	$12.16	$12.18	$12.19	$12.19	$12.18
April 26, 2019	$12.16	$12.19	$12.19	$12.19	$12.18
April 29, 2019	$12.16	$12.19	$12.20	$12.20	$12.18
April 30, 2019	$12.14	$12.17	$12.17	$12.17	$12.16

(1)	Shares of Class D common stock are currently being offered pursuant to a private placement offering.
Purchases and repurchases of shares of our common stock will be made based on the appropriate day’s applicable per share NAV. On each business day, our NAV per share for each public offered share class, is posted on our website, www.JLLIPT.com, and made available on our toll-free, automated telephone line, (855) 652-0277.